EXHIBIT 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Superior Energy Services, Inc. 1995 Stock Incentive Plan and the Production Management Industries, L.L.C. 1999 Incentive Compensation Plan and to the incorporation by reference therein of our report dated March 2, 1999, with respect to the consolidated financial statements of Superior Energy Services, Inc. and subsidiaries (formerly Cardinal Holding Corp.) included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

New Orleans, Louisiana
May 9, 2001